Exhibit (d)(3)

AMENDMENT NO. 2

TO INVESTMENT ADVISORY AGREEMENT

(Thrivent Core Funds)

Thrivent Core Funds (“TCF”) and Thrivent Asset Management, LLC (“TAM”) hereby agree that, with respect to the Investment Advisory Agreement dated May 2, 2016 between TCF and TAM, as amended (the “Agreement”), effective November 10, 2017, the “Thrivent Core International Equity Fund” shall be deemed a “Fund” under the terms of the Agreement. A revised Exhibit A is attached hereto.

THRIVENT CORE FUNDS

By:	/s/ David S. Royal
David S. Royal
President

THRIVENT ASSET MANAGEMENT, LLC

By:	/s/ Gerard V. Vaillancourt
Gerard V. Vaillancourt

Vice President, Chief Financial Officer and Treasurer

EXHIBIT A

TO

THRIVENT CORE FUNDS INVESTMENT ADVISORY AGREEMENT

Dated November 10, 2017

1.	Thrivent Core Short-Term Reserve Fund (effective May 2, 2016)
2.	Thrivent Core Emerging Markets Debt Fund (effective September 5, 2017)
3.	Thrivent Core International Equity Fund (effective November 10, 2017)